Exhibit 10.4(a)

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made as of August 1, 2007 (the “Amendment”), by and between Daniel R. Furth (the “Employee”) and Health Discovery Corporation, a Georgia corporation (the “Employer”).

RECITALS

A.  The Employer executed and delivered to Employee that certain Employment Agreement dated as of December 5, 2005 (the “Employment Agreement”). The Employment Agreement provides that Employer will employ Employee for a period of three (3) years, unless earlier terminated, under the terms and conditions set forth therein.

B.  The Employer has implemented a cash conservation plan that includes salary deferrals and reductions while it is considering pursuing potential licensing opportunities and raising additional equity through private placements and/or debt offerings.

C.  The Employer has requested, and the Employee has agreed to, an amendment to the terms of compensation evidenced by the Employment Agreement, and the parties wish to memorialize their agreement in writing.

NOW, THEREFORE, for and in consideration of the mutual agreements herein stated, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, Employer and Employee agree as follows:

1.             Section 3.1 shall be deleted and replaced with the following:

3.1 Salary. Employer shall pay Employee a base gross salary at the rate of $7,000 per month, payable in accordance with Employer’s customary payment policy; provided, however, that Employee shall defer $2,000 per month of such base gross salary (the “Deferred Compensation”) until the Employer receives following the date hereof a cash infusion, through a sale of Employer securities or otherwise, of at least $1,500,000 (the “Cash Infusion”). Employee agrees that if he terminates his employment before the Cash Infusion, or if Employer terminates Employee’s employment for Cause (as that term is defined in the Employment Agreement) before the Cash Infusion, then the Employee shall forfeit the Deferred Compensation. Unless the Employee forfeits the Deferred Compensation, Employer shall pay the Deferred Compensation by no later than the fifteenth day of the third month after the end of the calendar year in which the earlier of the Cash Infusion or Employer’s termination of Employee’s employment without Cause occurs.

2.             Effective Time. This Amendment shall become effective as of August 1, 2007.

3.             No Other Amendment or Waiver. The Employment Agreement, as amended by this Amendment, remains in full force and effect in accordance with its terms, and Employer and Employee hereby ratify and confirm the same.

4.             Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one instrument.

5.             Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

6.             Section References. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever.

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IN WITNESS WHEREOF, Employer and Employee have executed this Amendment as of the day and year first written above.

                    EMPLOYEE

                    /s/ Daniel R. Furth
                    Daniel R. Furth

                    HEALTH DISCOVERY CORPORATION

                    By: /s/ Stephen D. Barnhill, M.D.
                    Name: Stephen D. Barnhill, M.D.
                    Title: CEO